EXHIBIT 99


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CEL-SCI CORPORATION
8229 Boone Boulevard, Suite 802                          COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
www.cel-sci.com                                          (703) 506-9460

                  CEL-SCI ANNOUNCES THAT NYSE MKT APPROVES PLAN

Vienna, VA, September 3, 2013 - CEL-SCI Corporation (NYSE MKT: CVM) announces that the NYSE MKT (the "Exchange") has accepted the Company's plan to bring itself into compliance with the Exchange's continued listing standards.

The Company previously received notice from the Exchange on July 18, 2013, indicating that the Company is not in compliance with Section 1003(a)(iv) of the Exchange's continued listing standards in the Company Guide. The Company was afforded the opportunity to submit a plan to regain compliance, and on August 19, 2013 the Company submitted its plan to the Exchange.

On August 30, 2013, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until September 30, 2013 to regain compliance with the continued listing standards. The Company will be subject to periodic review during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT.

About CEL-SCI Corporation

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. Its lead investigational therapy is Multikine (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial. CEL-SCI is also investigating an immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and as a vaccine (CEL-2000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing regions of H1N1 Pandemic Flu, Avian Flu (H5N1), and the Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or maybe Spanish Flu. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.


When used in this report, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended September 30, 2012. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.